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                                                                   Exhibit 23.1

                       INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Lycos, Inc.:

  We consent to incorporation by reference in the registration statements (Nos. 333-47677, 333-51593, 333-61821 and 333-87779) on Form S-8, the
registration statements (Nos. 333-60101, 333-61413 and 333-85989) on Form S-3 and the registration statement (333-88749) on Form S-4 of Lycos, Inc. of our report dated August 17, 1999 relating to the consolidated balance sheets of Lycos, Inc. as of July 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended July 31, 1999, which report appears in the July 31, 1999, annual report on Form 10-K of Lycos, Inc.

                                          /s/ KPMG LLP

Boston, Massachusetts
October 29, 1999